Exhibit 99.1

For Immediate Release
Mar. 6, 2013

TNMP Announces Exchange Offer

(ALBUQUERQUE, N.M.) - PNM Resources' (NYSE: PNM) Texas utility, Texas-New Mexico Power Company (the “Company”) today announced that it is commencing an offer to eligible holders (as defined below) to exchange any and all of the Company's $265,500,000 aggregate principal amount outstanding 9.50% First Mortgage Bonds due 2019 (the “Existing Bonds”) for a new series of 6.95% First Mortgage Bonds due 2043 (the “New Bonds”) and cash.

The exchange offer is being conducted upon the terms and subject to the conditions set forth in a confidential offering memorandum and the related letter of transmittal. The exchange offer is being made, and copies of the offering documents will only be made available, to a holder of the Existing Bonds who has certified its status as (1) a “qualified institutional buyer” under Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) or (2) a person who is not a “U.S. person” as defined under Regulation S under the Securities Act (each, an “Eligible Holder”).

For Eligible Holders of Existing Bonds who tender their Existing Bonds at or before 5:00 p.m. New York City time on March 19, 2013, subject to any extension by the Company (the “Early Participation Date”), the Company is offering consideration of $1,000 aggregate principal amount of New Bonds and $140 of cash (the “Total Early Exchange Consideration”), which includes the early exchange consideration of $30 of cash (the “Early Exchange Consideration”), for each $1,000 principal amount exchanged. Eligible Holders who validly tender Existing Bonds after the Early Participation Date, but at or prior to the expiration of the exchange offer, will receive $1,000 aggregate principal amount of New Bonds and $110 of cash for each $1,000 principal amount exchanged and will not receive the Early Exchange Consideration.

The exchange offer will expire at 5:00 p.m., New York City time, on April 2, 2013 (the “Expiration Date”), unless extended by the Company. Tenders of Existing Bonds submitted in the exchange offer may be validly withdrawn at any time prior to 5:00 p.m. New York City time on March 19, 2013 (the “Withdrawal Date”), and such tenders will be irrevocable thereafter, except in certain limited circumstances where additional withdrawal rights are required by law. The Settlement Date will be promptly after the expiration of the exchange offer, which we expect will be one business day following the Expiration Date (the “Settlement Date”). Holders whose Existing Bonds are exchanged will be paid accrued and unpaid interest on such Existing Bonds up to, but not including, the Settlement Date. All New Bonds will bear interest from and after the Settlement Date.
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TNMP Announces Exchange Offer             3-6-2013                pg. 2 of 2

Consummation of the exchange offer is subject to a number of conditions, including the issuance of the New Bonds and the absence of certain adverse legal and market developments. The Company will not receive any cash proceeds from the exchange offer.

The New Bonds have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.

This announcement is not an offer to issue or exchange any of the foregoing bonds. The exchange offer is being made only pursuant to a confidential offering memorandum and related letter of transmittal and only to such persons and in such jurisdictions as is permitted under applicable law.

Documents relating to the exchange offer will only be distributed to holders of the Existing Bonds that complete and return an eligibility certification confirming that they are Eligible Holders. Holders of the Existing Bonds that desire to review the eligibility certification may contact Global Bondholder Services Corporation, the information agent for the exchange offer, by calling toll-free (866) 488-1500 or at (212) 430-3774 (banks and brokerage firms).

CONTACTS:
Analysts                        Media
Jimmie Blotter                        Valerie Smith
(505) 241-2227                    (505) 241-2892

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This press release contains forward-looking statements, including statements about the ability to complete the exchange offer, which are subject to the inherent uncertainties in predicting future results and conditions. Among the important factors that could cause actual results to differ materially from those indicated in such forward-looking statements include market conditions for corporate debt generally and for the Company's indebtedness in particular. Some of these and other important factors are discussed in our annual and quarterly reports previously filed with the Securities and Exchange Commission.

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